SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2008

BANKFINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	0-51331	75-3199276
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

15W060 North Frontage Road, Burr Ridge, Illinois	60527
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 894-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Robert J. O’Shaughnessy, a “Named Executive Officer” (as defined by Item 402(a)(3) of Securities and Exchange Commission Regulation S-K) of BankFinancial Corporation (the “Company”), has announced his intention to retire as Executive Vice President and Chief Credit Officer of the Company and its principal subsidiary, BankFinancial, F.S.B. (the “Bank”), effective at 11:59 p.m. Chicago, Illinois Time on December 31, 2008 (the “Effective Time”). In connection with his retirement, Mr. O’Shaughnessy and the Bank entered into a Retirement Agreement dated October 20, 2008.

The Retirement Agreement provides that, at the Effective Time, Mr. O’Shaughnessy’s amended and restated employment agreement with the Bank dated May 6, 2008 will terminate, and he will cease to be an officer and employee of the Company and the Bank. Mr. O’Shaughnessy will receive incentive compensation for 2008 in an amount to be determined by the Board of Directors based on the recommendations of its Human Resources Committee. Additionally, in recognition of Mr. O’Shaughnessy’s contributions to the Bank’s asset quality performance during his tenure as Chief Credit Officer, and as separate supplemental consideration for a general release of claims and waiver of rights, Mr. O’Shaughnessy will receive a special retirement bonus in the amount of $120,000 provided that he remains employed with the Bank through December 31, 2008. Mr. O’Shaughnessy’s participation in all compensation and other benefit plans will cease at the Effective Time except with respect to restricted shares and stock options that were previously awarded to him under the Company’s 2006 Equity Incentive Plan (the “2006 EIP”). Certain of the restrictions set forth in Mr. O’Shaughnessy’s amended and restated employment agreement with the Bank will remain in effect following its termination, including non-competition, non-solicitation, cooperation and confidentiality covenants. The non-competition covenant has been modified through the Retirement Agreement to extend the restricted period to twenty-four (24) months and to preclude Mr. O’Shaughnessy from performing loan review services for certain entities.

Mr. O’Shaughnessy has agreed to perform consulting services for the Company for a period of twelve (12) months after the Effective Time in accordance with the terms of a Consulting Agreement between him and the Company dated October 20, 2008. The Company, in its sole discretion, may offer to extend the term of the Consulting Agreement for an additional six (6) months. The consulting services that Mr. O’Shaughnessy is required to provide under the Consulting Agreement include assistance with loan reviews, residential and commercial lending operations, merchant processing, deposit servicing, pre-purchase due diligence and other matters assigned by the Company. The Consulting Agreement provides for a maximum of fifty (50) hours of consulting services per month during the first twelve (12) months. The Company will pay Mr. O’Shaughnessy a monthly consulting fee of $9,750.00 during the first twelve months for these consulting services. If the Company offers to extend the term of the Consulting Agreement for an additional six (6) months, Mr. O’Shaughnessy will be compensated for his consulting services during the six (6) month period at the rate of $195 per hour.

Mr. O’Shaughnessy’s outstanding restricted stock and stock option awards under the Company’s 2006 EIP were amended to provide that the awards will have the same vesting and expiration terms upon his attainment of age seventy (70) in April of 2009 that would have been applicable if Mr. O’Shaughnessy had retired from his employment with the Company and the Bank at age seventy (70).

Copies of the Company’s Retirement Agreement and Consulting Agreement with Mr. O’Shaughnessy, the Amendment to the Company’s Restricted Stock Award Agreement and the form of the Amendments to the Company’s Non-Qualified Stock Option Award Terms are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 hereto, respectively, and are incorporated by reference herein. The foregoing summary is qualified by the full text of the Retirement Agreement, Consulting Agreement, Restricted Stock Award Agreement and Non-Qualified Stock Option Award Terms.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Document
10.1	Retirement Agreement dated as of October 20, 2008, between BankFinancial Corporation and Robert J. O’Shaughnessy

10.2	Consulting Agreement dated as of October 20, 2008, between BankFinancial Corporation and Robert J. O’Shaughnessy

10.3	Amendment to BankFinancial Corporation 2006 Equity Incentive Plan Restricted Stock Award Agreement between BankFinancial Corporation and Robert J. O’Shaughnessy dated October 20, 2008

10.4	Form of Amendments to BankFinancial Corporation 2006 Equity Incentive Plan Non-Qualified Stock Option Award Terms between BankFinancial Corporation and Robert J. O’Shaughnessy dated October 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKFINANCIAL CORPORATION
(Registrant)

Dated: October 20, 2008	By:	/s/ F. Morgan Gasior
F. Morgan Gasior
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
10.1	Retirement Agreement dated as of October 20, 2008, between BankFinancial Corporation and Robert J. O’Shaughnessy

10.2	Consulting Agreement dated as of October 20, 2008, between BankFinancial Corporation and Robert J. O’Shaughnessy

10.3	Amendment to BankFinancial Corporation 2006 Equity Incentive Plan Restricted Stock Award Agreement between BankFinancial Corporation and Robert J. O’Shaughnessy dated October 20, 2008

10.4	Form of Amendments to BankFinancial Corporation 2006 Equity Incentive Plan Non-Qualified Stock Option Award Terms between BankFinancial Corporation and Robert J. O’Shaughnessy dated October 20, 2008